Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contact:	Investors:
Stephen C. Forsyth
(203) 969-0666 ext. 425
stephen.forsyth@hexcel.com

Media:
Michael Bacal
(203) 969-0666 ext. 426
michael.bacal@hexcel.com

HEXCEL CORPORATION ANNOUNCES PRICING OF SECONDARY OFFERING OF SHARES BY INVESTORS PURSUANT TO REGISTRATION RIGHTS

STAMFORD, CT, March 10, 2006 - Hexcel Corporation (NYSE/PCX: HXL) today announced that on March 9, 2006 the offering price for the secondary offering of 21,433,306 shares of Hexcel’s common stock was set at $20 per share. An additional 2,143,331 shares may be sold if the underwriters exercise their option to purchase additional shares in full within the next thirty days. All of the shares are offered pursuant to a registration statement that became effective upon filing with the Securities and Exchange Commission on February 28, 2006. Hexcel, which has approximately 93 million shares outstanding, is not selling any shares in the offering.

Approximately 12.8 million shares are being offered by affiliates of The Goldman Sachs Group, Inc., which will own approximately 1.4% of Hexcel’s outstanding common stock after the consummation of the offering. Approximately 8.6 million shares are being offered by affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which together will own approximately 1.0% of Hexcel’s outstanding common stock after the consummation of the offering. Any shares sold pursuant to the underwriters’ option will be sold pro rata by the selling stockholders. Upon the closing of the offering, the selling stockholders’ agreements with Hexcel will terminate and they will no longer have the right to designate any individuals to serve on Hexcel’s Board of Directors.

The joint book-running managers for the offering are Goldman, Sachs & Co. and Credit Suisse Securities (USA). Deutsche Bank Securities Inc. is lead manager and Bear, Stearns & Co. Inc., Jefferies Quarterdeck, a division of Jefferies & Company, Inc., Ryan Beck, & Co., Inc. and Wedbush Morgan Securities Inc. are co-managers in the offering.

This press release is neither an offer to sell nor the solicitation of an offer to buy the common stock, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful. Any offers of the common stock will be made only by means of a prospectus, copies of which may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (Tel: 866-471-2526) or Credit Suisse Securities (USA) LLC, One Madison  Avenue,  New  York,  NY  10010 (Tel: 212-325-2580).